Universal Institutional Funds, Inc. - Mid Cap Growth
Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased: Workday Inc.
Purchase/Trade Date: 10/12/12
Size of Offering/shares: 22,750,000  shares
Offering Price of Shares: $28.00
Amount of Shares Purchased by Fund: 29,054 shares
Percentage of Offering Purchased by Fund: 0.128
Percentage of Fund's Total Assets: 0.34
Brokers: Morgan Stanley, Goldman, Sachs & Co.,
Allen & Company LLC, J.P. Morgan, Cowen and
Company, JMP Securities, Pacific Crest Securities,
Wells Fargo Securities, Canaccord Genuity
Purchased from:  Goldman Sachs
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one
NRSRO.